EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Illumina, Inc. pertaining to the Amended and Restated 2000 Employee Stock Purchase Plan, 2005 Equity Incentive Plan, and Amended and Restated 2005 Stock and Incentive Plan of our report dated May 13, 2005, with respect to the consolidated balance sheet of Solexa, Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2004 included in Illumina, Inc.’s Current Report (Form 8-K) dated February 1, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young llp
Cambridge, UK
November 8, 2007